Exhibit 99.1

Oramed Pharmaceuticals Announces Restructuring of Scilex Holding Company Debt

NEW YORK, October 7, 2024 -- Oramed Pharmaceuticals Inc. (Nasdaq/TASE: ORMP) (“Oramed”), a clinical-stage pharmaceutical company focused on the development of oral drug delivery platforms, today announced the execution of definitive agreements for the restructuring of a portion of its existing Senior Secured Promissory Note from Scilex Holding Company (Nasdaq: SCLX) (“Scilex”), a company focused on non-opioid pain management products.

Key Highlights:

Oramed, affiliates of Murchinson and 3i LP entered into definitive agreements with Scilex for the purchase and sale of new tranche B senior secured convertible notes (“Notes”) in the aggregate principal amount of $50 million (the “New Financing”) and warrants to purchase up to 7,500,000 shares of the Company’s common stock in the aggregate in a registered direct offering.

Oramed has agreed to restructure $22.5 million of the outstanding principal balance under Scilex’s existing Senior Secured Promissory Note, originally due to Oramed between September 2024 and March 2025. In exchange, Oramed will receive:

●	A Note having an aggregate principal amount of $25 million at issuance, with an original issue discount of 10.0%, that bears interest at a rate of 5.5% per annum, is convertible into shares of Scilex common stock at the option of holder at a conversion price equal to $1.09 (subject to certain adjustments) and matures on the two -year anniversary of issuance;

●	Warrants to purchase up to 3.75 million shares of Scilex common stock with an exercise price of $1.09 (subject to certain adjustments) that are immediately exercisable and expire five years from issuance; and

●	the application by Scilex at closing of $12.5 million of the proceeds from the New Financing from the non-Oramed purchasers towards the repayment of such amount of outstanding principal under the Oramed Senior Secured Promissory Note.

In order to facilitate the ongoing negotiation of the New Financing, Oramed agreed to further extend certain payments due from Scilex under the Senior Secured Promissory Note on September 23, 2024 to October 7, 2024. The closing of the New Financing is expected to occur on or about October 7, 2024, subject to satisfaction of certain closing conditions. After giving effect to these transactions, an aggregate of $54.2 million of the original principal amount under the Senior Secured Promissory Note has been repaid or refinanced.

Separately, Oramed and certain other institutional investors anticipate acquiring the right to receive an 8% royalty on the net sales of certain of Scilex’s products, including ZTlido (lidocaine topical system). Oramed is entitled to receive 50% of such proceeds from the net sales of the products. Oramed’s purchase consideration in such transaction is intended to be satisfied through a reduction of $2.5 million of the outstanding principal balance on the Senior Secured Promissory Note. The closing of the royalty transaction is anticipated to occur contemporaneously with the closing of the New Financing.

“We believe that this restructuring significantly enhances the potential value of our investment in Scilex,” said Nadav Kidron, CEO of Oramed Pharmaceuticals. “While slightly extending the payment schedule of a portion of our investment, it offers us substantial potential upside, including through warrants and conversion options. We are also excited to have a stake in the growth and prospects of ZTlido. This aligns perfectly with our strategy of maximizing value for our shareholders while supporting innovative healthcare solutions.”

About Oramed Pharmaceuticals

Oramed Pharmaceuticals (Nasdaq/TASE: ORMP) is a platform technology pioneer in the field of oral delivery solutions for drugs currently delivered via injection. The Company’s novel Protein Oral Delivery (POD™) technology is designed to protect drug integrity and increase absorption. Oramed has offices in the United States and Israel. For more information, please visit www.oramed.com.

Forward-looking statements: This press release contains forward-looking statements, which may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions and include statements about the completion of the New Financing and royalty transaction, the satisfaction of customary closing conditions related to the New Financing, the benefits and value of the New Financing, the royalty transaction and related transactions with Scilex, the value of Scilex’s securities, its growth trajectory, commercial portfolio and infrastructure and clinical stage pipeline. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company’s most recent annual or quarterly report and detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, which factors are incorporated herein by reference and the following factors: risks that the New Financing and royalty transaction do not close; the risk that Scilex may be unable to service the debt provided by the Note and the existing Senior Secured Promissory Note and the impact of the New Financing’s obligations on Scilex’s liquidity; risks associated with the Company’s ability to recover the proceeds and/or collateral under the Note, the existing Senior Secured Promissory Note and related agreements; the possibility that the anticipated benefits of the transactions with Scilex are not realized when expected or at all, including as a result of the impact of, or problems arising from, the ability of Scilex to repay the indebtedness and the ability of the Company to realize the value of the warrants and Notes; risks associated with the fluctuating market price and liquidity of the Scilex common stock underlying the warrants and Notes; and risks associated with the unpredictability of trading markets, all of which could cause the actual results or performance of Oramed to differ materially from those contemplated in such forward-looking statements. These forward-looking statements speak only as of the date hereof. Oramed undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect actual outcomes, unless required by law.

Company Contact:

+1-844-9-ORAMED
ir@oramed.com